Exhibit 2.15

WPP plc

27 Farm Street

London W1J 5RJ, England

30 April 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In 2013 WPP Finance 2013, a subsidiary of the Registrant, issued €750,000,000 3.00% Fixed Rate Senior Notes due 20 November 2023 (the “3.00% Notes”). The 3.00% Notes are guaranteed by WPP plc, WPP 2005 Limited and WPP Jubilee Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 3.00% Notes upon request.

Very truly yours, WPP plc

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson Group Finance Director